Exhibit 99.1

Jerash Holdings Announces Results of 2025 Annual Meeting of Stockholders

FAIRFIELD, NJ, September 11, 2025 - Jerash Holdings (US), Inc. (Nasdaq: JRSH), which manufactures and exports custom, ready-made, sportswear and outerwear in Jordan for leading global brands, today announced the results of its annual meeting of stockholders, conducted on September 10, 2025:

1.	All five nominated directors submitted for stockholder approval were re-elected, including: Choi Lin Hung; Wei (“Kitty”) Yang; Ibrahim H. Saif; Bill Korn; and Mak Chi Yan. The directors will serve a one-year term until the 2026 annual meeting of stockholders.

2.	The Company’s stockholders approved, on an advisory basis, the compensation paid to the Company’s named executive officers.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as DKNY and Nautica), Acushnet Holdings Corp (which owns the brand FootJoy), American Eagle, and Skechers. Jerash’s existing production facilities in Jordan comprise six factory units and four warehouses, and Jerash currently employs approximately 6,000 people. Additional information is available at www.jerashholdings.com.

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Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980

jlin@pondel.com